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EXECUTION COPY



                                                                   EXHIBIT 10.54



                              IDENTIX INCORPORATED
                              EMPLOYMENT AGREEMENT

         This Employment Agreement (the "Agreement") is entered into as of the 14th day of April 2003, between Identix Incorporated, a Delaware corporation ("Identix" or the "Company"), and James Moar ("Employee").

                                   BACKGROUND

         Identix desires to assure the services of Employee from April 14, 2003 (the "Effective Date") for the term of years after the Effective Date set forth in Section 2.2, and Employee is willing to be employed by Identix during such period, on the terms and subject to the conditions set forth in this Agreement.

         THE PARTIES AGREE AS FOLLOWS:

                  1. Duties and Title. During the term of this Agreement, Employee shall devote all of Employee's business time, energy, and skill to the affairs of Identix; provided, however, that Employee may serve on corporate, civic, or charitable boards or committees as long as Employee pursues such activities in such a manner that such activities do not prevent Employee from fulfilling his obligations hereunder; and provided further, however, that such activities do not violate Employee's obligations under his Proprietary Rights and Inventions Agreement with Identix dated as of the date first above written, a copy of which is attached hereto as Exhibit 5 (the "Proprietary Rights and Inventions Agreement"). In any event, Employee may continue to serve on the board of directors of Graco Inc. and of the Guthrie Theatre. During the term of this Agreement, Employee shall report directly to the CEO of Identix, or to the Board of Directors of Identix (the "Board" or the "Board of Directors") if the Board shall so determine.

                  Employee shall have the title of and shall act as the Chief Operating Officer of Identix.

                  2. Term of Employment.

                           2.1 Definitions. For purposes of this Agreement the
following terms shall have the following meanings:


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                                    (a) "Change in Control" shall mean the
occurrence of any one of the following: (i) any "person", as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") (other than Identix, a subsidiary, an affiliate, or an Identix employee benefit plan, including any trustee of such plan acting as a trustee) is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of Identix representing fifty percent (50%) or more of the combined voting power of Identix's then outstanding securities; (ii) the election to a majority of the seats of the Board of Directors of Identix of candidates who were not proposed by a majority of the Board in office prior to the time of such election; or (iii) the dissolution or liquidation (partial or total) of Identix or a sale of assets involving fifty percent (50%) or more of the assets of Identix (other than the disposition of a subsidiary) or other transaction or series of related transactions pursuant to which the holders, as a group, of all of the shares of Identix outstanding prior to the merger, reorganization or other transaction or series of related transactions hold, as a group, less than fifty percent (50%) of the shares of Identix outstanding after the merger, reorganization or other transaction or series of related transactions.

                                    (b) "Resignation for Good Reason" shall mean
a voluntary resignation of employment by Employee as a result of (i) a material diminution in responsibility or the removal of Employee from the position of Chief Operating Officer (other than as a result of a promotion of Employee to CEO), (ii) a decrease in Employee's base salary, the failure on the part of the Company to grant Employee the minimum annual number of stock options to purchase shares of Identix common stock, par value $0.01 per share ("Stock Options") described in Section 3.3 below, or a material diminution in Employee's amount of targeted bonus compensation, or (iii) an involuntary relocation of where Employee performs Employee's principal duties for Identix to a new location that is outside a radius of fifty (50) miles from Identix' current principal place of business identified in Section 6.2 below, provided that, in any event, Employee notifies Identix in writing prior to any such resignation of the reason for such resignation and Identix fails to cure such event within thirty (30) days thereafter..

                                    (c) "Termination For Cause" shall mean
termination by Identix of Employee's employment by Identix (i) by reason of Employee's commission of a felony or other material conduct or misconduct involving fraud or moral turpitude, (ii) by reason of Employee's fraud upon, or deliberate injury or attempted injury to Identix, (iii) by reason of Employee's willful and continued failure to substantially perform for Identix the normal material duties related to Employee's job position (other than failure resulting from incapacity due to disability or death) which failure continues for thirty
(30) days following the Employee's receipt of written notice of such failure to perform, specifying the nature of the failure and the means by which it can be remedied, (iv) by reason of Employee's willfully engaging in gross misconduct which is materially and demonstrably injurious to Identix, or (v) by reason of Employee's willful breach of this Agreement in any material respect, after Identix notifies Employee of said breach and Employee fails to cure said breach within thirty (30) days thereafter.

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                                    (d) "Termination Other Than For Cause" shall
mean termination by Identix of Employee's employment by Identix (other than in a Termination For Cause). Included within the definition of "Termination Other
Than For Cause" shall be (i) Employee's death during the term of this Agreement,
(ii) termination of Employee's employment by Identix based on Employee's failure to perform Employee's duties under this Agreement on account of illness or physical or mental incapacity for a period of more than three (3) consecutive months or (iii) any other involuntary termination that does not constitute a Termination For Cause.

                                    (e) "Voluntary Termination" shall mean
termination by Employee of Employee's employment with Identix, excluding termination by reason of Resignation for Good Reason as described in Section 2.1(b) and termination by reason of Employee's death or disability as described in Section 2.1(d).

                           2.2 Term of Agreement. The term of this Agreement
shall commence on the Effective Date and shall expire on that date which is three (3) years after the Effective Date unless extended by mutual written agreement of Employee and Identix or earlier terminated as provided in this Agreement.

                           2.3 Termination For Cause. Termination For Cause may
be effected by Identix at any time during the term of this Agreement and shall be effected by written notification to Employee. Upon Termination For Cause, Employee shall be immediately paid all accrued salary, and all accrued vacation pay, all to the effective date of termination, but Employee shall not be paid any other compensation or reimbursement of any kind, including, without limitation, severance compensation or bonus.

                           2.4 Termination Other Than For Cause or Resignation
for Good Reason. Notwithstanding anything else in this Agreement, Identix may effect a Termination Other Than For Cause at any time by giving at least 30 days' notice to Employee of such termination or pay in lieu of such notice. Upon the effective date of any Termination Other Than For Cause or Resignation for Good Reason, (a) Employee shall immediately be paid all accrued salary, and all accrued vacation pay, all to the effective date of termination, (b) as severance compensation, Employee shall continue to be paid Employee's then current base salary for a period of eighteen (18) months from the effective date of Termination Other Than For Cause or Resignation for Good Reason ("Severance Period"); provided, that Employee shall have the right, exercisable in Employee's sole judgment, to be immediately paid, in an initial lump sum payment, an amount equivalent to Employee's base salary for twelve (12) months, and to be paid, in a subsequent lump sum payment on or about that date which is 12 months after the effective date of Termination Other Than For Cause or Resignation for Good Reason, an



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amount equivalent to Employee's base salary for six (6) months, rather than receiving such aggregate amount in regular payments over the term of the Severance Period, (c) Employee shall immediately be paid the pro-rata portion of Employee's then current fiscal-year target bonus that is deemed, in the reasonable and mutual judgment of the Employee and the Compensation Committee of the Board, to have been earned (but is as yet unpaid) through the date of termination, based on the previously established performance objectives for Employee (understanding that if Employee is operating to any individual-specific performance objectives, and such objectives are unattainable solely by virtue of a Termination Other Than For Cause or Resignation for Good Reason, the degree to which such objectives are unattainable as a result of a Termination Other Than For Cause or Resignation for Good Reason shall be a factor for consideration in the reasonable determination of the aggregate pro-rata portion of Employee's target bonus deemed payable hereunder at the date of termination), (d) during the period that is twelve (12) months following the effective date of Termination Other Than For Cause or Resignation for Good Reason, Identix shall make COBRA payments to continue Employee's medical and dental benefits (or pay Employee an amount equivalent to such COBRA payments) and shall make payments to continue Employee's term life insurance (or pay Employee an amount equivalent to the premiums in effect prior to termination),and (e) all Stock Options granted to Employee by Identix, whether prior to or after the Effective Date, shall fully vest immediately, and notwithstanding any provision of any relevant stock option agreement or stock option plan to the contrary, Employee shall have 12 months from the effective date of termination to exercise such options, but Employee shall not be paid any other compensation or reimbursement of any kind. If any Termination Other Than For Cause is the result of the death of Employee, all payments payable under this Section 2.4 shall be paid to Employee's heirs or legal representative.

                           2.5 Voluntary Termination. In the event of a
Voluntary Termination, Identix shall immediately pay to Employee all accrued salary, and all accrued vacation pay, all to the effective date of termination, but no other compensation or reimbursement of any kind, including, without limitation, severance compensation or bonus.

                           2.6 Change in Control. If a Change in Control shall
have occurred during the term of this Agreement, in addition to any rights Employee may have under applicable stock option plans and/or stock option agreements with the Company, the following shall apply:

                                    (a) (i) If the Change in Control occurs
during the first or second year of this Agreement, then the term of this Agreement, as indicated on Schedule A, shall not be changed.





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                                             (ii) If the Change in Control
occurs during the third year of this Agreement, then the term of this Agreement shall be extended to the first anniversary of the Change in Control.

                                    (b) (i) If there is a Termination Other Than
For Cause or Resignation for Good Reason within one year after a Change in Control, and if any of the payments or benefits received or to be received by the Employee in connection with a Change in Control or the Employee's termination of employment (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with Identix,) (all such payments and benefits, excluding the Gross-Up Payment, being hereinafter referred to as the "Total Payments") will be subject to the excise tax (the "Excise Tax") imposed under Section 4999 of the Internal Revenue Code of 1986, as amended from time to time (the "Code"), Identix shall pay, at the time specified in Section 2.6(b)(iv), to the Employee an additional amount (the "Gross-Up Payment") such that the net amount retained by the Employee, after deduction of any Excise Tax on the Total Payments and any Federal, state and local income and employment taxes and Excise Tax upon the Gross-Up Payment, shall be equal to the Total Payments.

                                             (ii) For purposes of determining
whether any of the Total Payments will be subject to the Excise Tax and the amount of such Excise Tax, (A) all of the Total Payments shall be treated as "parachute payments" (within the meaning of Section 280G(b)(2) of the Code) unless, in the opinion of tax counsel ("Tax Counsel") reasonably acceptable to the Employee and selected by the accounting firm which was, immediately prior to the Change in Control, Identix's independent auditor (the "Auditor"), such payments or benefits (in whole or in part) should not be treated by the courts as constituting parachute payments, including by reason of Section 280G(b)(4)(A) of the Code, (B) all "excess parachute payments" within the meaning of Section 280G(b)(l) of the Code shall be treated as subject to the Excise Tax unless, in the opinion of Tax Counsel, such excess parachute payments (in whole or in part) should be treated by the courts as representing reasonable compensation for services actually rendered (within the meaning of Section 280G(b)(4)(B) of the Code), or are otherwise not subject to the Excise Tax, and (C) the value of any noncash benefits or any deferred payment or benefit shall be determined by the Auditor in accordance with the principles of Sections 280G(d)(3) and (4) of the Code. All fees and expenses of the Tax Counsel and the Auditor shall be borne solely by Identix.

                                             (iii) For purposes of determining
the amount of the Gross-Up Payment, the Employee shall be deemed to pay Federal income tax at the highest marginal rate of Federal income taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of the Employee's residence in the calendar year in which the Gross-Up Payment is to be made, net of the maximum reduction in Federal income taxes which could be obtained from deduction of such state and local taxes, taking into account the reduction in itemized deduction under Section 68 of the Code.




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                                             (iv) The Gross-Up Payment shall be
made upon the payment to the Employee of the Total Payments, unless it is initially determined by Identix or the Tax Counsel that the Total Payments are not subject to the Excise Tax, but if after payment of the Total Payments, it is finally determined following the proceedings set forth in Section 2.6(b)(v) and
(vi) that the Total Payments are subject to the Excise Tax, the Gross-Up Payment shall be made upon the imposition upon the Employee of the Excise Tax.

                                             (v) The Employee shall notify
Identix in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by Identix of a Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten (10) business days after the Employee is informed in writing of such claim and shall apprise Identix of the nature of such claim and the date on which such claim is requested to be paid. The Employee shall not pay such claim prior to the expiration of the thirty (30) day period following the date on which the Employee gives such notice to Identix (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If Identix notifies the Employee in writing prior to the expiration of such period that it desires to contest such claim, the Employee shall:

                           A) give Identix any information reasonably requested
by Identix relating to such claim;

                           B) take such action in connection with contesting
such claim as Identix shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by Identix and reasonably satisfactory to the Employee;

                           C) cooperate with Identix in good faith in order to
effectively contest such claim; and

                           D) permit Identix to control any proceedings relating
to such claim as provided below;

provided, however, that Identix shall bear and pay directly all costs and expenses (including, but not limited to, additional interest and penalties and related legal, consulting or other similar fees) incurred in connection with such contest and shall indemnify and hold the Employee harmless, on an after-tax basis, for any Excise Tax or other tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses.



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                                             (vi) Identix shall control all
proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Employee to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Employee agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as Identix shall determine; provided, however, that if Identix directs the Employee to pay such claim and sue for a refund, Identix shall advance the amount of such payment to the Employee on an interest-free basis, and shall indemnify and hold the Employee harmless, on an after-tax basis, from any Excise Tax or other tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and provided, further, that if the Employee is required to extend the statute of limitations to enable Identix to contest such claim, the Employee may limit this extension solely to such claim. Identix's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Employee shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority. In addition, no position may be taken nor any final resolution be agreed to by Identix without the Employee's consent if such position or resolution could reasonably be expected to adversely affect the Employee (including any other tax position of the Employee unrelated to the matters covered hereby).

                                             (vii) In the event that the
Employee receives a refund of the Excise Tax previously paid, the Employee shall repay to Identix, within five (5) business days following the receipt of such refund of the Excise Tax previously paid, the amount of such refund plus any interest received by the Employee from the Internal Revenue Service on the refund, and an amount equal to the reduction in the Employee's Federal, state and local income tax assuming that the payment is deductible, using the assumptions set forth in Section 2.6(b)(iii). If, after the receipt by the Employee of an amount advanced by Identix in connection with an Excise Tax claim, a determination is made that Employee shall not be entitled to any refund with respect to such claim and Identix does not notify the Employee in writing of its intent to contest the denial of such refund prior to the expiration of thirty (30) days after such determination, such advance shall be forgiven and shall not be required to be repaid.

                  3. Salary and Benefits.

                           3.1 Base Salary. As payment for the services to be
rendered by Employee as provided in Section 1 and subject to the terms and conditions of Section 2, Identix shall pay to Employee a "base salary" at a minimum of the rate indicated on Schedule A, subject to deductions, payable bi-weekly in the same manner as other Identix employees receive their base compensation.




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                           3.2 Bonus. Employee shall be eligible to receive a
bonus for each fiscal year of Identix. The target bonus for each fiscal year shall be in an amount equal to 50% of the base salary paid to Employee for the fiscal year based on objectives established by Identix' CEO and /or Board of Directors, as the case may be.

                           3.3 Stock Option Grants. On Employee's first day of
employment, Employee shall be granted Stock Options described on Schedule A. Additionally, unless this Agreement is terminated in accordance with its terms prior to the applicable first-year or second-year anniversary dates of this Agreement referred to below, the Board of Directors of Identix will grant Employee no less than 60,000 Stock Options following the first-year anniversary of this Agreement, and no less than 60,000 Stock Options following the second-year anniversary of this Agreement. Formal Board of Directors' approval of such first-year and second-year anniversary Stock Option grants is expected to take place each year at the Board's regularly scheduled April meeting; provided, however, that in no event shall Employee's first-year anniversary Stock Option grant take place later than April 30, 2004, and in no event shall Employee's second-year anniversary Stock Option grant take place later than April 30, 2005. Such additional Stock Options will be granted with an exercise price equal to the closing sales price of the Company's common stock on NASDAQ on the date of grant, shall vest at a rate no less rapid than 25% per year, and shall have a term of exercise that is consistent with the terms of exercise generally offered to other senior executives of Identix at the time. In any case where Employee exercises Stock Options that have been granted to him, if requested by Employee, and if permitted under applicable Company Stock Option plans, law and regulations, Identix shall use reasonable efforts to permit Employee to make a "cashless exercise" of the options.

                           3.4 Fringe Benefits. Employee shall be entitled to
four (4) weeks of paid vacation, annually. Employee shall be eligible to participate in such of Identix's benefit plans as are now generally available or later made generally available to employees of Identix, and such benefits as are made generally available or later made generally available to executives of Identix. Such benefits shall at a minimum include medical, dental, term life, and any short and long term disability insurance generally offered to senior executives.

                  4. Annual Performance Review. Identix shall perform an annual review of Employee's performance and, in the discretion of the Board of Directors of Identix, make appropriate increases in Employee's base salary and determine whether additional stock option grants (in any event not less than the minimums specified above, where applicable) should be recommended to the Board of Directors of Identix. The first such annual performance review after the Effective Date shall be conducted on or about July 2004.



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                  5. Restrictive Covenants.

                           5.1 Noncompetition. During the term of Employee's
employment by the Company and for a period of eighteen (18) months after termination of Employee's employment, Employee will not, without the prior written consent of the Board of Directors of the Company engage in any other employment with or consulting to or otherwise directly or indirectly participate in or assist, any business (or a division or subsidiary of such business) which:
(i) then competes with the business of the Company, or (ii) is a potential competitor of the business of the Company, to the extent Employee has a reasonable basis to know such business (or division or subsidiary) is a potential competitor at the time of termination; provided however, that to the extent the business that competes with or is a potential competitor to the Company is operated through a division or subsidiary, the foregoing shall prohibit Employee from accepting employment with or providing consulting to or otherwise directly or indirectly participating in or assisting such competing division or subsidiary, but not from doing so with other non-competing divisions or subsidiaries of such business.

                           5.2 Nonsolicitation. During the term of Employee's
employment by the Company, and for a period of two years after termination of Employee's employment, without the prior written consent of the Board of Directors of the Company, Employee shall not directly or indirectly solicit, recruit, encourage or induce any employees, directors, customers, consultants, contractors or subcontractors of the Company to leave the employ of the Company or to terminate or alter their agreements, positions or business arrangements with the Company, as the case may be, either on Employee's own behalf or on behalf of any other person or entity.

                           5.3 Injunctive Relief. Employee acknowledges and
agrees that damages will not be an adequate remedy in the event of a breach of any of the obligations under this Section 5 and therefore agrees that the Company shall be entitled (without limitation of any other rights or remedies otherwise available to the Company and without the necessity of posting a bond) to obtain an injunction from any court of competent jurisdiction prohibiting the continuance or recurrence of any breach of this Section 5.

                           5.4 Confidentiality and Inventions Assignment
Agreement. Upon execution of this Agreement, Employee agrees to execute simultaneously a copy of the Proprietary Rights and Inventions Agreement substantially in the form attached hereto as Exhibit 5. This Agreement shall be read in conjunction with the terms of such Proprietary Rights and Inventions Agreement and to the extent there is a conflict between the terms of this Agreement and the terms of the Proprietary Rights and Inventions Agreement that cannot otherwise be resolved, the terms of this Agreement shall govern.



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                  6. Miscellaneous.

                           6.1 Waiver. The waiver of any term or condition of
this Agreement by any party shall not be construed as a waiver of a subsequent breach or failure of the same term or condition, or a waiver of any other term or condition of this Agreement.

                           6.2 Notices. All notices, requests, demands, and
other communications made in connection with this Agreement shall be in writing and shall be deemed to have been duly given on the date of delivery if delivered by hand delivery or 12 hours after facsimile transmission to the persons identified below or five days after mailing if mailed by certified or registered mail postage prepaid return receipt requested addressed as follows:

                           If to Identix:

                           Identix Incorporated
                           5600 Rowland Rd.
                           Minnetonka, MN 55343
                           Attention: President & CEO
                           Facsimile:

                           - with a copy to -

                           Identix Incorporated
                           5600 Rowland Rd.
                           Minnetonka, MN 55343
                           Attention: General Counsel
                           Facsimile: (952) 979-8486

                           If to Employee:

                           To the address indicated on Schedule A

Any party may change its address for notices by notice duly given pursuant to this Section 6.2.

                           6.3 Headings. The headings contained in this
Agreement are intended for convenience and shall not be used to interpret the meaning of this Agreement or to determine the rights of the parties.

                           6.4 Governing Law; Consent to Jurisdiction and Venue.
This Agreement shall be governed by and construed in accordance with the laws of the State of






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Minnesota to contracts entered into and wholly to be performed within the State of Minnesota by Minnesota residents. Employee and Identix hereby submit to the jurisdiction and venue of the state or federal courts in the State of Minnesota, County of Hennepin, for any legal action arising from or connected with this Agreement. Employee and Identix consent to service of process consistent with the then applicable rules of civil procedure.

                           6.5 Successor and Assigns. This Agreement shall be
binding upon and inure to the benefit of the executors, administrators, heirs, successors and assigns of the parties; provided, however, that this Agreement shall not be assignable by Identix (except in connection with the merger or consolidation of Identix with or into another entity or the sale by Identix of all or substantially all of its assets (a "Negotiated Transaction")) or by Employee; provided, however, that if Identix assigns this Agreement in connection with a Negotiated Transaction, (i) the assignee of this Agreement shall expressly assume all of Identix' duties and obligations under this Agreement, and (ii) unless otherwise agreed in writing by Employee, the provisions of Employee's non-competition and non-solicitation covenants hereunder (Sections 5.1 and 5.2) shall apply only to Identix (if Identix is a surviving entity) or, if Identix is not a surviving entity, only to the Identix business (and, under Section 5.1, only to competitors or potential related to such business, and, under Section 5.2, only to employees, directors, customers, consultants, contractors or subcontractors related to such business) existing immediately prior to the closing of the Negotiated Transaction, but not to any other non-Identix related businesses of the assignee.

                           6.6 Counterparts. This Agreement may be signed in
counterparts with the same effect as if the signatures of each party were upon a single instrument. All counterparts shall be deemed an original of this Agreement.

                           6.7 Withholdings. All sums payable to Employee
hereunder shall be reduced by all Federal, state, local and other withholding and similar taxes and payments required by applicable law.

                           6.8 Severability. If any provision of this Agreement
is held to be unenforceable for any reason, it shall be adjusted rather than voided, if possible, in order to achieve the intent of the parties to the extent possible. In any event, all other provisions of this Agreement shall be deemed valid and enforceable to the full extent possible.

                           6.9 Entire Agreement; Modifications. Except as
otherwise provided herein, this Agreement and the Proprietary Rights and Inventions Agreement represent the entire understanding between the parties with respect to the subject matter hereof, and this Agreement and the Proprietary Rights and Inventions Agreement supersede any and all prior understandings, agreements, plans and negotiations, written or



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oral, with respect to the subject matter hereof. All modifications to the
Agreement or the Proprietary Rights and Inventions Agreement must be in writing and signed by the party against whom enforcement of such modification is sought, provided that no modification shall be enforceable against Identix unless signed by the Chief Executive Officer of Identix.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.


         IDENTIX INCORPORATED



         By_____________________________________
           Name:
           Title:



         JAMES MOAR (EMPLOYEE)



         By_____________________________________
           Name: James Moar






















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                              EMPLOYMENT AGREEMENT
                                   SCHEDULE A


1.       Name and address of Employee:  James Moar
                                        495 Summit Avenue
                                        St. Paul, Minnesota  55102

2.       Initial Annual Base Salary:  $285,000 per year

3.       Stock Options:

         Number:      280,000 Stock Options

         Plan: Either 1995 Plan, New Employee Plan or 2002 Equity Plan, or combination thereof, as determined by CEO

         Grant Date:  Employee's first day of employment

         Exercise Price: The closing sales price of the Company's common stock on NASDAQ on the Grant Date

         Vesting:      25% annually over four-year period

         Other Terms:  As set forth in applicable stock options plan(s)



         Initialed by:

         Identix:     _______________

         Employee:    _______________







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                                    EXHIBIT 5

               IDENTIX PROPRIETARY RIGHTS AND INVENTIONS AGREEMENT



















































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